Exhibit 99.1
News Release

Celanese Corporation
1601 West LBJ Freeway
Dallas, TX 75234
Weidman Announces April 2012 Retirement;
Mark Rohr to Succeed as Chairman and Chief Executive Officer

Dallas, November 7, 2011 - Celanese Corporation (NYSE: CE) announced today the future retirement of its chairman and chief executive officer, David N. Weidman, who will remain with the company through April 2, 2012.  Celanese’s Board of Directors has appointed Mark C. Rohr to succeed Mr. Weidman as chief executive officer, and will appoint Mr. Rohr as Chairman, both effective as of April 2, at which point Mr. Weidman will also retire from the Board.  Mr. Weidman will be working with Mr. Rohr, who has served on the Celanese Board of Directors since 2007, to complete a smooth and effective transition.

"I am truly honored to have led the Celanese team over the past 11 years," said Weidman.  "As a member of the Celanese board and a successful chief executive officer, Mark is exceptionally well prepared for this role. I’m highly confident in the company’s future under Mark’s leadership.”

Paul O'Neill, presiding director said, "On behalf of the Board of Directors, we thank Dave for his outstanding leadership and his commitment to performance over the past decade. As a result of his efforts the company is well positioned for the future.” He continued, “Mark has a long track record of excellence and is recognized as a top global leader in our industry. With his knowledge of Celanese and the chemicals space, Mark is the ideal choice to lead the company.”

Weidman joined Celanese in 2000. In 2002 he was named chief operating officer and was named chief executive officer in 2004 following the company's move from Germany to the United States.  Weidman led the company through its initial public offering in January 2005 and was elected chairman of the board in 2007.  A graduate of Brigham Young University and the University of Michigan, Weidman recently established the Weidman Center for Global Leadership at the Ira A. Fulton College of Engineering and Technology at Brigham Young University.

Rohr will continue to serve as executive chairman of the Board of Albemarle Corporation until February 1, 2012.  He previously held the positions of chief executive officer and chairman of Albemarle until September 1, 2011.  Rohr joined Albemarle in 1999 and served in a variety of leadership and executive positions.

"I am eager to join Celanese and its global team to help in the next phase of the journey to becoming the premier chemical company," said Rohr.  "I believe that Celanese is at a defining moment in its history and look forward, along with the rest of the leadership team, to continuing to create value for the Celanese shareholders and building a strong future for our employees."

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Contacts:

Investor Relations	Media Relations
Jon Puckett	Linda Beheler
Phone: +1 972 443 4965	Phone: +1 972 443 4924
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519
jon.puckett@celanese.com	Linda.Beheler@celanese.com

About Celanese
Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,250 employees worldwide and had 2010 net sales of $5.9 billion, with approximately 72% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, and other information that is not historical information.  When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements are based upon current expectations and beliefs and various assumptions.  There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements.  Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Celanese® is a registered trademark of Celanese International Corporation.